Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Quad/Graphics, Inc.'s Registration Statement Nos. 333-168924 and 333-183161 on Form S-8 and Registration Statement No. 333-165259 on Form S-4, of our report dated April 12, 2012 (March 4, 2013 as to Note 3 and the reclassification of 2009 discontinued operations as described in Note 6) (which report expresses an unqualified opinion and includes explanatory paragraphs describing the lack of comparability of the carrying values of the Successor Company's assets, liabilities, and capital structure with prior periods as described in Note 4 and the substantial doubt about its ability to continue as a going concern as described in Note 2), related to the consolidated financial statements of Vertis, Inc. and Subsidiaries as of December 31, 2011 and 2010 and for the year ended December 31, 2011 (Successor Company operations) and for the years ended December 31, 2010 and 2009 (Predecessor Company operations).

/s/ DELOITTE & TOUCHE LLP

Baltimore, Maryland

March 4, 2013